Exhibit 3.2

KUHLMAN COMPANY, INC.

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK

     Kuhlman Company, Inc. a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s Board of Directors (the “Board”), effective April 12, 2005, pursuant to the authority conferred upon the Board by the Corporation’s Articles of Incorporation, as amended, and in accordance with Section 78.1955 of the Nevada Business Corporation Act (the “Act”):

RESOLVED: That pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, as amended, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

     1. Designation. The designation of this series, which consists of 22,000,000 shares of preferred stock, is Series A Preferred Stock (the “Series A Preferred Stock”) with a par value of $0.001 per share.

     2. Rank. In the event of the Corporation’s liquidation under the Act, the Series A Preferred Stock shall rank senior to any class or series of capital stock of the Corporation hereafter created that ranks junior to the Series A Preferred Stock (collectively, the “Junior Securities”) and pari passu with any class or series of capital stock of the Corporation hereafter created that ranks on parity with the Series A Preferred Stock including the Corporation’s common stock; and junior to any class or series of capital stock of the Corporation hereafter created that ranks senior to the Series A Preferred Stock.

     3. Voting Rights.

          (a) The holders of Series A Preferred Stock shall be entitled to vote on all matters respecting the affairs of the Corporation that are submitted to the holders of the Corporation’s common stock.

          (b) Each share of Series A Preferred Stock outstanding at the record date for determination of the stockholders entitled to vote or, if no record date is established, at the date on which such vote is taken or any written consent of stockholders is first solicited, shall entitle its holder to the number of votes equal to the number of shares of common stock into which such share is then convertible, as adjusted from time to time as set forth herein.

          (c) Without the affirmative vote of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting as a separate class, given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Corporation shall not alter, change or amend the designation, preferences, limitations, or relative rights of the Series A Preferred Stock as stated in this Certificate of Designation.

     4. Dividends. No dividends shall accrue on the Series A Preferred Stock. Nevertheless, holders of shares of Series A Preferred Stock shall be entitled to dividends, if an when declared by the Board, on an as-if converted basis. Without the consent of holders of a majority of the Series A Preferred Stock then outstanding, the Board may not declare any dividends on any Junior Securities so long as there is outstanding Series A Preferred Stock.

     5. No Preemptive Rights. Holders of Series A Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series A Preferred Stock.

     6. Liquidation Rights. In the event of a liquidation of the Corporation under the Act, the holders of Series A Preferred Stock then outstanding shall not be entitled to receive a liquidation preference before any distribution is made to the holders of the Corporation’s common stock. Instead, holders of Series A Preferred Stock shall be entitled to participate in the proceeds of such liquidation as if all such holders had converted their shares of Series A Preferred Stock immediately prior to the event or corporate action (including any record date) giving holders of shares of the Corporation’s common stock the right to receive liquidation proceeds.

     7. Conversion Rights.

          (a) Conversion. The Series A Preferred Stock shall automatically convert into such number of fully paid and non-assessable shares of Corporation’s common stock (as set forth in Section 7(b) below) upon the date that is one year after the first issuance of Series A Preferred Stock. In addition, holders of Series A Preferred Stock may elect to convert their shares into common stock upon the effectiveness of a registration statement covering the conversion of such preferred stock into common stock.

          (b) Series A Conversion Ratio. Each share of Series A Preferred Stock shall be convertible into one share of the Corporation’s common stock (the “Conversion Ratio”), subject to adjustment from time to time as hereinafter provided:

               (i) If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, (i) shall pay a stock dividend or otherwise make a distribution payable on its common stock in shares of its capital stock, (ii) divide outstanding shares of common stock into a larger number of shares, (iii) combine outstanding shares of common stock into a smaller number of shares, or (iv) issue by reclassification of shares of common stock any shares of capital stock of the Corporation; then, in any such event the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of common stock which such holder would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, or immediately after the effective date in the case of a subdivision, combination or reclassification.

               (ii) In case the Corporation shall reclassify its capital stock, consolidate or merge with or into another entity (where the Corporation is not the survivor or where there is a change in, or distribution with respect to, the Corporation’s common stock), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another person or entity, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash , shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (collectively, “Other Property”), are to be received by or distributed to the holders of Corporation’s common stock, then each holder of shares of Series A Preferred Stock shall have the right thereafter to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation and/or Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such Series A Preferred Stock may be converted at the Conversion Ratio applicable immediately prior to such Fundamental Corporate Change.

          (c) Fractional Shares. Shares of common stock to be issued upon any conversion of Series A Preferred Stock shall be rounded to the nearest full share and no fractional shares of common stock shall be issued upon such conversion.

          (d) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock then outstanding.

     8. Loss, Theft, Destruction of Certificates. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the shares of Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing shares of Series A Preferred Stock, new certificates representing shares of Series A Preferred Stock of like tenor.

     9. Who Deemed Absolute Owner. The Corporation may deem the person, whether an individual or an entity, in whose name the Series A Preferred Stock is registered upon the books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

     10. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

     11. Headings. The headings of the Sections and Subsections of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

     12. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     13. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles.

     IN WITNESS WHEREOF, Kuhlman Company, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 6th day of June, 2005.

KUHLMAN COMPANY, INC.:

By:	/s/ Alan Woinski

Name:	Alan Woinksi
Title:	President and Chief Executive Officer

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